Exhibit 99.1

MiMedx Announces Resignation of Board Member
Mr. Luis A. Aguilar Resigned Effective September 19, 2019

MARIETTA, Ga., September 20, 2019 -- MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that Luis A. Aguilar has notified the Company of his resignation from the Board of Directors. The Board expresses its appreciation for his service.

Dr. Kathleen Behrens Wilsey, Chair of the MiMedx Board of Directors, stated, “On behalf of the Board and the Company, we thank Luis for his commitment and contributions. We appreciate the leadership he provided as we made a vital transition and returned our full attention to healthcare professionals dedicated to addressing patient needs. We wish him our very best and look forward to his continued support.”

Mr. Aguilar noted, “After a difficult period, I believe the Company is well situated to refocus itself on industry leadership through product and pipeline innovation. It is gratifying to have been part of this effort to reorient the Company toward the future. I am confident that the Company is well positioned to serve the interests of its shareholders, patients and employees.”

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Contact:

Hilary Dixon
Corporate & Investor Communications
770.651.9066
investorrelations@mimedx.com